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(URANIUM POWER CORPORATION LOGO)


               U R A N I U M   P O W E R   C O R P O R A T I O N

                    PURCHASE OF 98% OF WESTERN PETROCHEMICAL
                              CORPORATION COMPLETED

NEWS RELEASE - January 28, 2004. URANIUM POWER CORPORATION (OTC BB: URMP / DAX:
URP) Thornton Donaldson, President of Uranium Power Corporation is pleased to report that the purchase of 98% of Western Petrochemical Corporation has been completed as of today's date, January 28, 2004. The purchase of the remaining 2.0% is expected to be completed in the near term.

Uranium Power Corporation purchase of 100% of Western Petrochemical Corporation for 900,000 convertible preferred Uranium Power Corporation shares and 2 million common restricted shares. Each preferred share maybe converted to 10 common shares. Uranium Power Corporation will also settle certain debts of Western Petrochemical's for additional preferred shares not to exceed $1.2 million CDN. A third party royalty as to 9cents USD per barrel oil produced from the Pasquia Hills prospect is also part of the purchase price.

Western Petrochemical Corporation owns 100% of the 4.3 billion barrel Pasquia Hills Oil Resource. The Company is on schedule to initiate its pre-feasibility study this quarter and will announce details of the program in the near future.

Thornton Donaldson notes "We are not aware of any reason that would validate the drop in our stock price over the last several business days. There has been no change in our current business developments. In addition, we are expecting a positive progress report from Earth Energy Resources Inc during February regarding the development of its Catalytic Process."


CONTACTS:  STEVE MCGUIRE     (800) 877-1626 OR 604-606-7979
           RANDAL POW        (888) 858-7759 OR 604-685-2300
           E-MAIL    INVESTOR@APIOIL.NET  VISIT OUR WEB SITE AT
           WWW.APIOIL.NET



Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.